May 29, 1998

Mr. Scott Corrick
State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

Dear Scott:

      We are writing to inform you about the proposed reorganization of Global Investment Portfolio (the "Company") into a newly organized Delaware business trust (the "Trust"). In connection with this transaction, which is scheduled to close on May 29, 1998, it is anticipated that each series of the Company listed on Schedule A to this letter (each an "Old Fund") will transfer all of its assets to a corresponding series of the same name (each a "New Fund") in exchange solely for shares of beneficial interest in such New Fund and such New Fund's assumption of such Old Fund's liabilities.

      Consistent with the "Effective Period, Termination and Amendment" provision in Section 16 of the Custodian Contract of March 23, 1994, as amended from time to time (the "Contract"), between the Company and State Street Bank and Trust Company, the Company hereby requests that, as of the close of business on May 29, 1998, you act under the terms of the Contract, including the fee schedule relating thereto, as Custodian for each New Fund, which shall be deemed to have succeeded to the corresponding Old Fund's obligations, rights, and duties under the Contract.

      The Company hereby further requests that you agree that the obligations of the Trust under the Contract shall not be binding upon any of the Trust's trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall be binding only upon the assets and property of the New Fund or New Funds to which such obligations relate.

      Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Company and retaining one for your records.

                                  Sincerely,

                                  Global Investment Portfolio


                                  By:   /S/ HELGE K. LEE
                                        ------------------
                                        Helge K. Lee
                                        Vice President and Secretary


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Acknowledged and Accepted:

State Street Bank and Trust Company


By:   /S/ RONALD E. LOGUE
      ---------------------
       Name:      Ronald E. Logue
       Title:     Executive Vice President



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                                   SCHEDULE A



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GLOBAL INVESTMENT PORTFOLIO
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Global Consumer Products and
Services Portfolio
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Global Financial Services Portfolio
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Global Infrastructure Portfolio
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Global Natural Resources Portfolio